EXHIBIT 99.1

THOR Industries Announces First Quarter Fiscal 2024 Results

Reaffirms Full-Year Fiscal 2024 Outlook & Continues to Navigate Prolonged Challenging Environment With a Prudent Focus on Operational Execution

Fiscal First Quarter 2024 Highlights

  Net sales for the first quarter were $2.50 billion.
  Consolidated gross profit margin for the first quarter was 14.3%.
  Net income attributable to THOR Industries and diluted earnings per share for the first quarter of fiscal 2024 were $53.6 million and $0.99, respectively.
  During the first quarter, the Company continued to return capital to shareholders through its share repurchase program, repurchasing $30.0 million of common stock, bringing the total amount repurchased since the initial authorization in December 2021 to $237.2 million.
  The Company reaffirms its full-year fiscal 2024 consolidated net sales, consolidated gross profit margin and diluted earnings per share guidance.

ELKHART, Ind., Dec. 06, 2023 (GLOBE NEWSWIRE) -- THOR Industries, Inc. (NYSE: THO) today announced financial results for its first fiscal quarter ended October 31, 2023.

“We are pleased with our performance to start fiscal 2024 as the fiscal first quarter played out largely as expected. As anticipated, independent dealer destocking efforts in North America and seasonally lower first quarter production within our European segment impacted our unit shipment volumes during the quarter. Despite this, our fiscal 2024 first quarter financial performance demonstrates the collective efforts of our operating companies to prioritize profitability in a soft demand environment. Against this backdrop, our experienced operating teams remain focused on prudently managing cost structures and enacting commercial strategies to adapt to evolving market conditions. Over our history, the agility and flexibility of our business model has been core to our success and will continue to position THOR and its independent dealers well as we move through fiscal 2024 and beyond,” said Bob Martin, President and CEO of THOR Industries.

First-Quarter Financial Results

Consolidated net sales were $2.50 billion in the first quarter of fiscal 2024, compared to $3.11 billion for the first quarter of fiscal year 2023.

Consolidated gross profit margin for the first quarter was 14.3%, a decrease of 140 basis points when compared to the first quarter of fiscal year 2023.

Net income attributable to THOR Industries, Inc. and diluted earnings per share for the first quarter of fiscal year 2024 were $53.6 million and $0.99, respectively, compared to $136.2 million and $2.53, respectively, for the first quarter of fiscal 2023.

THOR’s consolidated results were driven by the results of its individual segments as noted below.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended October 31,		% Change
	2023	2022
Net Sales	$945,454	$1,317,806	(28.3)
Gross Profit	$118,011	$195,866	(39.7)
Gross Profit Margin %	12.5	14.9
Income Before Income Taxes	$49,249	$111,007	(55.6)

	As of October 31,		% Change
($ in thousands)	2023	2022
Order Backlog	$795,798	$1,567,829	(49.2)

  North American Towable RV net sales were down 28.3% for the first quarter of fiscal 2024 compared to the prior-year period, driven by a 13.0% decrease in unit shipments and a 15.3% decrease in the overall net price per unit. The decrease in the overall net price per unit was primarily due to a shift in product mix toward travel trailers and more moderately-priced units along with higher sales discounting levels compared to the prior-year quarter.
  North American Towable RV gross profit margin was 12.5% for the first quarter of fiscal 2024, compared to 14.9% in the prior-year period. The decrease in gross profit margin was primarily driven by increased sales discounts and a higher manufacturing overhead percentage due to the reduction in net sales, partially offset by a decrease in the material cost percentage, before the effects of discounting, due to the combined favorable impacts of product mix changes and cost-savings initiatives.
  North American Towable RV income before income taxes for the first quarter of fiscal 2024 was $49.2 million, compared to $111.0 million in the first quarter of fiscal 2023. This decrease was driven by decreased net sales and the corresponding decline in gross margin percentage.

North American Motorized RVs

($ in thousands)	Three Months Ended October 31,		% Change
	2023	2022
Net Sales	$711,159	$1,123,519	(36.7)
Gross Profit	$79,392	$185,735	(57.3)
Gross Profit Margin %	11.2	16.5
Income Before Income Taxes	$37,052	$124,433	(70.2)

	As of October 31,		% Change
($ in thousands)	2023	2022
Order Backlog	$1,237,547	$2,864,309	(56.8)

  North American Motorized RV net sales decreased 36.7% for the first quarter of fiscal 2024 compared to the prior-year period. The decrease was primarily due to a 31.5% reduction in unit shipments, partly due to greater independent dealer restocking in the prior-year period, as well as a 5.2% decrease resulting from changes in product mix and net price per unit as current-year shipments trended toward more moderately-priced Class B and Class C units compared to higher-priced Class A units.
  North American Motorized RV gross profit margin was 11.2% for the first quarter of fiscal 2024, compared to 16.5% in the prior-year period. The decrease in the gross profit margin for the first quarter was primarily driven by an increase in sales discounts, higher material costs largely due to increased chassis costs and an increase in manufacturing overhead cost as a percentage of net sales due to the reduction in net sales.
  North American Motorized RV income before income taxes for the first quarter of fiscal 2024 decreased to $37.1 million compared to $124.4 million in the prior-year period, driven by the decrease in net sales and the decline in the gross margin percentage.

European RVs

($ in thousands)	Three Months Ended October 31,		% Change
	2023	2022
Net Sales	$708,201	$504,302	40.4
Gross Profit	$122,828	$68,865	78.4
Gross Profit Margin %	17.3	13.7
Income (Loss) Before Income Taxes	$28,767	$(6,468)	544.8

	As of October 31,		% Change
($ in thousands)	2023	2022
Order Backlog	$3,331,171	$2,985,205	11.6

  European RV net sales increased 40.4% for the first quarter of fiscal 2024 compared to the prior-year period, driven by a 19.5% increase in unit shipments and a 20.9% increase in the overall net price per unit due to the total combined impact of changes in foreign currency, product mix and price. This overall net price per unit increase of 20.9% includes a 10.0% increase due to the impact of foreign currency exchange rate changes.
  European RV gross profit margin was 17.3% of net sales for the first quarter compared to 13.7% in the prior-year period. This improvement in the gross profit margin for the quarter was primarily driven by net selling price increases, product mix changes and a reduction in the labor and manufacturing overhead costs as a percentage of net sales.
  European RV income before income taxes for the first quarter of fiscal 2024 was $28.8 million, compared to a loss before income taxes of $6.5 million during the first quarter of fiscal 2023. The improvement was primarily driven by the increase in net sales and the improvement in the gross profit margin percentage.

Management Commentary

“In lockstep with our independent dealer partners, THOR continues to navigate the prolonged challenging RV environment in North America. Prudent focus on operational execution across each of our business segments once again enabled THOR to deliver resilient margin performance even while we successfully worked to drive down prices in North America to reflect current market demand. Our teams’ execution within our long-standing operating model enabled THOR to generate positive net cash from operations despite consolidated net sales decreasing 19.5% compared to the prior-year period. Regardless of the prolonged macro challenges, our dedication to our strategy of prudent partnership with our dealers remains steadfast. We continue to employ our variable cost model to adapt to near-term market conditions as well as advance on our strategic initiatives to enhance future performance. As a consequence of our actions and North American dealer independent inventory destocking, we and our independent dealer partners are much better positioned to outperform as we move ahead,” said Todd Woelfer, Senior Vice President and Chief Operating Officer.

“In North America, we remain committed to our disciplined approach to operations that prioritizes profitability while maintaining market-leading positions across each of THOR’s product categories. During the quarter, we continued to sustain production levels lower than retail demand levels which resulted in the destocking of another 3,700 units of THOR products from channel inventory. At the same time, our teams continued to employ targeted promotional strategies in order to drive retail sales while also introducing our value-enhancing model year 2024 product offerings aimed at meeting consumer demand and addressing affordability challenges caused by current macroeconomic conditions. In Europe, despite the typical seasonal slowdown in production as a result of the summer holidays, we achieved positive fiscal first quarter income before income taxes as net sales increased 40.4% year-over-year and gross profit margin increased 360 bps to 17.3%. While we expect to complete the restocking cycle for European motorized products in the second quarter of fiscal 2024, we are extremely pleased with the continued efforts of our European team to strengthen its operations and profitability profile. Additionally, our global teams continued to collectively make progress on certain automation, innovation and supply chain initiatives, demonstrating our commitment to investing in the long-term growth of our business,” continued Woelfer.

“In the first quarter of fiscal 2024, we generated cash flow from operations of $59.7 million. During the quarter, we continued to reinvest in the business and return capital to shareholders. In October, we announced a 7% increase in our regular quarterly dividend, which marked our 14th consecutive year of increasing our dividend. Also within the quarter, we repurchased $30.0 million of our common stock, representing 327,876 shares at an average repurchase price of $91.61. At the end of the first fiscal quarter, we had liquidity of more than $1.40 billion, including approximately $425.8 million in cash on hand and approximately $998.0 million available under our asset-based revolving credit facility (ABL), providing significant financial flexibility moving forward as we continue to execute against our long-term strategic plan through thoughtful capital deployment,” said Colleen Zuhl, Senior Vice President and Chief Financial Officer.

“Subsequent to quarter-end, the Company entered into an amendment to its term-loan credit facility to extend its maturity from February 2026 to November 2030 and reduce the applicable margin used to determine the interest rate on USD loans by 0.25%. As of the November 15, 2023 amendment date, the principal amounts outstanding under the term-loan agreement were $450.0 million on the USD term loan tranche and €330.0 million ($358.6 million as of November 15, 2023) on the Euro term loan tranche. Covenants and other material provisions of the term-loan agreement remain materially unchanged. Concurrently, the Company also amended its ABL agreement, extending the maturity from September 2026 to November 2028. Maximum availability under the ABL remains at $1.00 billion and there were no borrowings outstanding on the ABL as of the November 15, 2023 amendment date. The applicable margin, covenants, and other material provisions of the ABL remain materially unchanged. These transactions were a leverage-neutral event, and we are committed to our long-term net leverage ratio target of less than 1.0x across the business cycle,” added Zuhl.

Outlook

“Despite continued mixed economic data and uncertainty on the macroeconomic level, our fiscal first quarter results demonstrate the strength of our business model and resilience of our operating companies in navigating the current environment. We continue to work closely with our independent dealer partners to monitor retail trends and adjust production accordingly to ensure channel inventory remains appropriate during the retail offseason months. At the same time, we remain focused on solid operational execution to enhance our gross profit margin performance in fiscal 2024 and generate solid cash flow to drive long-term shareholder value,” concluded Martin.

Fiscal 2024 Guidance

Based on the Company’s fiscal first quarter performance and current expectations for the remainder of the fiscal year, the Company is reaffirming its previously communicated full-year fiscal 2024 guidance. As the Company’s fiscal 2024 guidance assumes a much stronger second half of fiscal 2024, in conjunction with the traditional retail selling season, the Company recognizes opportunity and risk to the forecast dependent upon future macro conditions and their impact on retail consumers.

For fiscal 2024, the Company’s full-year guidance includes:

  Consolidated net sales in the range of $10.5 billion to $11.0 billion
  Consolidated gross profit margin in the range of 14.5% to 15.0%
  Diluted earnings per share in the range of $6.25 to $7.25

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating companies which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2023 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2023.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED OCTOBER 31, 2023 AND 2022
($000’s except share and per share data) (Unaudited)

	Three Months Ended October 31,
	2023	% Net Sales (1)	2022	% Net Sales (1)

Net sales	$2,500,759		$3,108,084

Gross profit	$357,932	14.3%	$486,476	15.7%

Selling, general and administrative expenses	217,896	8.7%	241,624	7.8%

Amortization of intangible assets	32,344	1.3%	35,219	1.1%

Interest expense, net	20,197	0.8%	22,807	0.7%

Other income (expense), net	(14,913)	(0.6)%	(7,555)	(0.2)%

Income before income taxes	72,582	2.9%	179,271	5.8%

Income taxes	17,549	0.7%	41,848	1.3%

Net income	55,033	2.2%	137,423	4.4%

Less: Net income attributable to non-controlling interests	1,468	0.1%	1,238	—%

Net income attributable to THOR Industries, Inc.	$53,565	2.1%	$136,185	4.4%

Earnings per common share
Basic	$1.01		$2.54
Diluted	$0.99		$2.53

Weighted-avg. common shares outstanding – basic	53,295,835		53,656,415
Weighted-avg. common shares outstanding – diluted	53,853,719		53,928,751

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) (Unaudited)

	October 31, 2023	July 31, 2023		October 31, 2023	July 31, 2023
Cash and equivalents	$425,828	$441,232	Current liabilities	$1,716,798	$1,716,482
Accounts receivable, net	616,619	643,219	Long-term debt	1,271,877	1,291,311
Inventories, net	1,714,229	1,653,070	Other long-term liabilities	260,208	269,639
Prepaid income taxes, expenses and other	48,853	56,059	Stockholders’ equity	3,923,590	3,983,398
Total current assets	2,805,529	2,793,580
Property, plant & equipment, net	1,377,647	1,387,808
Goodwill	1,768,777	1,800,422
Amortizable intangible assets, net	950,495	996,979
Equity investments and other, net	270,025	282,041
Total	$7,172,473	$7,260,830		$7,172,473	$7,260,830

Contact:
Michael Cieslak, CFA
mcieslak@thorindustries.com
(574) 294-7724